   As filed with the SEC on November 12, 2004 SEC Registration No. 333-111556

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               AMENDMENT NO. 2 TO

                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                           AMERICAN RADIO EMPIRE, INC.
               (Exact name of registrant as specified in charter)

     Nevada                            4832                   74-2901057
(State or Other            (Primary Standard Industrial      (IRS Employer
 Jurisdiction of            Classification Code Number)      Identification
 Incorporation or                                                Number)
 Organization)

                       13210 Kerrville Folkway, Building G
                            Austin, Texas 78729-7522
                                 (512) 249-9600
  (Address and telephone number of registrant's principal executive offices and principal place of business)

                                   Dain Schult
                       13210 Kerrville Folkway, Building G
                            Austin, Texas 78729-7522
                                 (512) 249-9600
            (Name, address and telephone number of agent for service)

                                    copy to:

                               Thomas P. McNamara
                            Thomas P. McNamara, P.A.
                         2909 Bay to Bay Blvd., Ste. 309
                              Tampa, Florida 33629
                                 (813) 837-0727

        Approximate date of commencement of proposed sale to the public:
   As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of
1933, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

Title of class of     Price             Proposed maximum         Amount of
Securities to be      per Share (1)     aggregate offering       Registration Fee
registered                              price (1)

Common Stock             $2.50           $4,062,500

Total    (1,625,000 shares)              $4,062,500                 $514.72

        (1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457 under the Securities Act.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the
Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

As filed with the SEC on November 12, 2004. SEC Registration No. 333-111556

                                   PROSPECTUS
                           AMERICAN RADIO EMPIRE, INC.

                Maximum of 1,625,000 shares of our common stock.
 All shares sold under this prospectus by Cytation Corporation ("Cytation") and its stockholders will be sold at $2.50 per share. Initially, shares sold by our convertible noteholders will also be sold at $2.50 per share. If a trading market for our shares develops, the purchase price for shares sold by our convertible noteholders will be determined by the market value of the stock.

This is our initial public offering so there is no public market for our shares.

Cytation Corporation ("Cytation"), a consulting firm unaffiliated with us, is further described under "Selling Stockholders." It presently owns 500,000 shares of our common stock. It intends to distribute an aggregate of 291,165 shares of our common stock covered by this prospectus to its stockholders as a dividend.
After such distribution, Cytation will own 208,835 shares of our common stock, which are also covered by this prospectus.

This Prospectus covers the resale of an aggregate of 1,125,000 shares of our common stock to be issued as payment to persons who hold our convertible notes because they have lent money to us. Our noteholders intend to sell these shares at the prevailing market price if a market for our shares develops, or in negotiated transactions.

We will not receive any cash proceeds from the sale of the common stock being offered by this prospectus.

The information in this prospectus is not complete and may be changed. We may not sell our shares until our registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell our shares, and it is not soliciting an offer to buy our shares in any state where the offer or sale is not permitted.

                The date of this prospectus is November 12, 2004

 This is a risky investment. We have described certain risks of this investment under the caption "Risk Factors" beginning on page 10.

             Expenses of the offering are estimated to be $100,000.

    Neither the Securities and Exchange Commission nor any state securities commission have approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                               TABLE OF CONTENTS

SUMMARY....................................................................
        ARE................................................................
        The Offering.......................................................

RISK FACTORS...............................................................

USE OF PROCEEDS............................................................

PLAN OF DISTRIBUTION.......................................................

DETERMINATION OF OFFERING PRICE

BUSINESS...................................................................
        ARE................................................................
        Overview of Business...............................................
        Industry Overview..................................................
        Historical Trends in Ad Revenues...................................
        Industry Consolidation.............................................
        Radio Industry Conditions..........................................
        Competition........................................................
        Overview of Operating Model and Growth Strategy....................
        The Internet.......................................................
        Programming........................................................
        Broadcast Equipment................................................
        Government Regulation--Federal Communications Commission...........
        Acquisition and Closing Process....................................
        ARE Offices........................................................
        Employees..........................................................

CYTATION AGREEMENT.........................................................

LEGAL PROCEEDINGS..........................................................

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS...................................

LIMITATION ON LIABILITY AND INDEMNIFICATION OF
DIRECTORS AND OFFICERS.....................................................

EXECUTIVE COMPENSATION.....................................................
        Employment Agreements; Executive Compensation......................

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
   AND MANAGEMENT..........................................................

SELLING SHAREHOLDERS.......................................................

CONVERTIBLE NOTES..........................................................

DESCRIPTION OF SECURITIES..................................................
        Common Stock.......................................................
        Dividend Policy....................................................
        Restrictions on Transferability....................................
        Convertible Notes..................................................
        Transfer Agent and Registrar.......................................

INTEREST OF NAMED EXPERTS AND COUNSEL......................................

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS..........................

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES.............................................

MANAGEMENTS DISCUSSION AND ANALYSIS OR PLAN OF OPERATION...................

FINANCIAL STATEMENTS.......................................................

WHERE YOU CAN FIND ADDITIONAL INFORMATION..................................

                                    SUMMARY

THIS SUMMARY HIGHLIGHTS THE KEY INFORMATION CONTAINED IN THIS PROSPECTUS. IT IS
A SUMMARY; IT DOES NOT CONTAIN ALL OF THE INFORMATION YOU SHOULD CONSIDER BEFORE
MAKING AN INVESTMENT DECISION. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY,
INCLUDING THE SECTION TITLED "RISK FACTORS".

                                      ARE

        American Radio Empire, Inc. (which is referred to in this prospectus as
"we" or "ARE"), located at 13210 Kerrville Folkway, Building G, Austin, Texas
78729-7522 (512) 249-9600, is a Nevada corporation that seeks to acquire, consolidate and operate radio stations in small towns in the United States. We also propose to tie stations together with specific services that will permit greater advertising capabilities. We intend to pursue a regionally focused acquisition strategy. If our strategy is successful, we will acquire clusters of radio stations spread across the Southeastern, Southwestern and Western regions of the United States. The total number of stations we acquire will be a function of availability, market feasibility and our ability to raise additional capital.

        In addition to a regional focus, our overall strategy is based on achieving economies of scale, including generating incremental sales and realizing operational cost savings. We propose to operate our stations with centralized accounting, billing, marketing and promotion systems. We will have an in-house sales force and specialized in-house sales training programs. Advertisers will be able to purchase our entire radio group as a network with one media buy.

                            Selected Financial Data

        The following selected financial data should be read together with our financial statements and accompanying notes and "Management's Discussion and
Analysis or Plan of Operation." The selected financial data in this section are not intended to replace the financial statements and accompanying notes. Our historical results are not necessarily indicative of our future results. The selected financial data are derived from our audited financial statements, which are included elsewhere in this prospectus.

                           December 31,              December 31,
                              2003                       2002

Revenues                       $0                         $0

Net Loss                   $(200,591)                  $(6,505)

Basic and
Diluted
Loss
per Share:                   $ (0.06)                  $ (0.00)

Total Assets                   $121                      $ 18

Total Liabilities            $252,776                  $60,833

                                  The Offering

        o Up to 1,625,000 shares of common stock which is comprised of:

                o Resale by Cytation Corporation and its stockholders of
                  500,000 shares of common stock currently outstanding and
                  owned by Cytation, and

                o Resale by our convertible noteholders of 1,125,000 shares of common stock issuable to them,

        o There are 3,900,000 shares outstanding before the offering, and 5,025,000 shares will be outstanding after the offering.

        o We will not receive any cash proceeds from the distribution and sale of our common stock offered by this prospectus. Cytation, its stockholders and our noteholders will be free to sell their shares, and they will receive the cash proceeds from such sales.

                                  RISK FACTORS

        You should carefully consider the risks described below before making an investment decision.

        We cannot assure that we will ever be profitable. ARE was incorporated in
December 1998, and is a development stage company with no operating history or revenues. At present, we have no agreements or arrangements currently in place to receive any capital. We cannot assure that we will be successful or that we will ever be profitable.

        We anticipate net losses for the foreseeable future. The primary reasons for these anticipated losses are significant charges for depreciation and amortization relating to our proposed acquisition of radio stations, as well as interest charges on debt that we expect to incur in connection with those acquisitions. If we acquire additional stations, these charges will likely increase further. We cannot assure you that we will be profitable in the future, and our failure to do so could harm our business and cause the value of our common stock to decline. We have experienced losses since inception. Our net loss from inception through December 31, 2003 was approximately $262,241. We have been dependent upon loans from management and third parties in the aggregate amount of approximately $271,000, exclusive of interest, to sustain our development activities to date. In the event we are unable to raise sufficient capital and to become profitable, our business will fail.

        We cannot assure that we will ever acquire any radio stations. We signed a purchase agreement to acquire two radio stations in Lampasas, Texas. We also signed a nonbinding letter of intent to acquire three radio stations in
Woodward, Oklahoma. Neither transaction has progressed, and management believes it is unlikely that either acquisition will close. We are currently involved in litigation with the owners of the Lampasas stations about the interpretation of the purchase agreement, and the Woodward, Oklahoma letter of intent expired without execution of a purchase agreement. We cannot assure that we will successfully acquire any radio stations. Failure to acquire radio stations in accordance with our business plan would result in the failure of our business.

        We have no current arrangements to provide the substantial additional capital required to implement our business plan. As of June 30, 2004, we had a working capital deficit of $386,000. We will not receive any cash proceeds from this offering. The selling stockholders will be free to sell their shares, subject in the case of our noteholders to their agreement not to sell our stock for nine months after our registration statement becomes effective, and they will receive the cash proceeds from such sales. In the event we fail to obtain sufficient capital, we will be unable to acquire radio stations and implement our business plan, and investors may lose all of their investment. We have no agreements with anyone to provide us with additional financing.

        Our independent auditors have expressed doubt about our ability to continue as a going concern, which may hinder our ability to obtain future financing. In their report dated February 19, 2004, our independent auditors stated that our financial statements for the year ended December 31, 2003 were prepared assuming that we would continue as a going concern. Our ability to continue as a going concern is an issue raised as a result of recurring losses from operations, a stockholders' deficit, and requirement for a significant amount of capital financing to proceed with our business plan. Our ability to continue as a going concern is subject to our ability to generate a profit or obtain necessary funding from outside sources, including obtaining additional funding from the sale of our securities, producing revenue by acquiring radio stations, or obtaining loans. The going concern qualification in the auditor's report increases the difficulty in meeting these goals, and we cannot assurance that we will prove successful at raising capital.

        Management controls ARE and will be able to control the outcome of any vote on major decisions. Currently, our management owns approximately 87.5% of our outstanding common stock. If this offering is completed, management will control approximately 70% of our common stock. As a result, our management effectively controls our affairs, including the election of all of the members of our Board of Directors, the issuance of additional shares of common stock, the distribution and timing of dividends, if any, and all other matters. This means that although you are entitled to vote on certain matters affecting ARE and its business, management will be able to control the outcome of any vote on major decisions, even if all of ARE's non-management shareholders oppose a management decision.

        Existing stockholders hold a substantial number of shares of common stock that now are, or in the near future will be, available for sale, and the sale of such shares may adversely impact the market price of our common stock. Sales of a substantial number of shares of our common stock in the public market, or the fact that many shares are available for sale, could cause our stock price to fall. In addition, the sale of these shares could impair our ability to raise capital through the sale of additional stock.

        As of the date of this prospectus, 3,900,000 shares of our common stock were outstanding. These shares were issued in private transactions. We expect to issue 1,125,000 additional shares to the holders of our convertible notes. After that issuance, we expect to have outstanding approximately 5,025,000 shares. The resale of 1,625,000 of these shares is covered by the registration statement of which this prospectus is a part. Therefore, those shares may be freely resold in the public market, if one develops. An additional 3,025,000 shares of our outstanding common stock, owned by our Chief Executive Officer, may be resold in the public markets without registration if certain conditions are met, pursuant to an exemption provided by Rule 144 promulgated under the Securities Act.

        Therefore, 4,650,000 shares would be freely tradable in the public market after the registration statement becomes effective. The availability for sale of this many shares could have a depressive effect on our stock price. We have entered into agreements that restrict the sale of 4,150,000 shares of these

                                       10

shares. The agreements restrict stockholders' ability to transfer their common stock for nine months after the effective date of the registration statement of which this prospectus is a part. We may waive the restriction period at any time for any stockholder.

        There may not be a market for our common stock, which may make it more difficult to sell your shares. We do not currently meet the requirements - such as income, shareholders' equity and number of public shares outstanding - to have our shares listed on a stock exchange in the United States or quoted on the
Nasdaq Stock Market. Therefore, our common stock may be an illiquid long-term investment. We anticipate that our common stock will, however, be eligible for quotation on the Over-the-Counter Bulletin Board. If for any reason our common stock is not approved by the NASD for quotation on the Bulletin Board, or if a public trading market does not otherwise develop, you may have difficulty selling your shares.

        The stock issued in this offering will likely be subject to the "penny stock" rules, which may make it more difficult to sell your shares.
Broker-dealer practices in connection with transactions in "penny stocks" are regulated by certain penny stock rules adopted by the Commission. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the
National Association of Securities Dealers Automated Quotation System
("NASDAQ")). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules generally require that prior to a transaction in a penny stock, the broker-dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. Immediately following this offering our securities will be subject to the penny stock rules. As a result, investors in this offering will likely find it more difficult to sell their securities.

        Any market for the shares which does develop may be illiquid, and you may have difficulty selling your shares. There may be only a limited trading market for the shares we are offering. We expect that initially any market will be on the Bulletin Board. Shares that are thinly traded on the Bulletin Board often trade only infrequently and experience a significant spread between the market maker's bid and asked prices. As a result, it may be difficult or expensive to sell your shares even if there is a market.

                                       11

                                USE OF PROCEEDS

        We will not receive any cash proceeds from the distribution and sale of our common stock offered by this prospectus. Cytation, its stockholders and our noteholders will be free to sell their shares, and they will receive the cash proceeds from such sales.

                              PLAN OF DISTRIBUTION

        On December 1, 2003, ARE issued 500,000 shares of common stock to Cytation in exchange for consulting services. The services include advice and counsel with respect to our appropriate pre-public capital structure, bridge financing and various transaction structures, timing considerations and possible capital sources. Cytation's principals have participated in numerous telephone conversations with our corporate counsel regarding a range of private-to-public transition issues, with the owners of radio stations we are considering acquiring, with third parties engaged in brokering the purchase and sale of media properties, and with potential sources of debt financing.

        Cytation Corporation will distribute 291,165 of the 500,000 shares directly to its stockholders as a dividend on a pro rata basis. It is our understanding that Cytation will make the dividend distribution shortly after this registration statement becomes effective. Cytation has further advised us that its board of directors will establish the record date after appropriate notice has been provided to the National Association of Securities Dealers, Inc.
("NASD") and at such time that it is reasonably clear that the dividend of registered shares can be made within 60 days after the record date. Accordingly, we are advised that the record date will be established when ARE believes that it is within 30 days of completing the registration process. The dividend ratio is pro rata to Cytation's shareholders, and there are 291,165 issued and outstanding shares of Cytation. Accordingly, each Cytation shareholder will receive one share of ARE stock for one share of Cytation stock.

        Cytation may sell the ARE shares retained by it and covered by this prospectus from time to time at a fixed price of $2.50 per share. Cytation's stockholders may sell the ARE shares received by them and covered by this prospectus from time to time at a fixed price of $2.50 per share.

        We will issue approximately 1,125,000 shares to the holders of our convertible notes as repayment in full of those notes. Initially, our convertible noteholders may sell the ARE shares received by them on conversion and covered by this prospectus from time to time at a fixed price of $2.50 per share. If a trading market for our shares develops, the purchase price for shares sold by our convertible noteholders will be determined by the market value of the stock.

        Cytation, its stockholders and the holders of our convertible notes who receive our stock may sell the common stock freely from time to time directly to other purchasers, or to or through dealers or agents. Third parties will act independently in making decisions regarding the timing, manner and size of each

                                       12

sale. Cytation is acting as an "underwriter" (as that term is defined by the
Securities Act) in this transaction.

        Cytation Corporation and the holders of our convertible notes have advised us that they have not entered into any agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of their shares. Our total estimated offering expenses are $100,000. We plan to pay those expenses from proceeds we receive from sale of our convertible notes. If we do not receive adequate proceeds from the sale of convertible notes, we will seek to borrow other funds to pay the expenses. If we are unable to do so, we will attempt to negotiate alternative arrangements with the service providers, or we will be unable to pay such expenses. The inability to pay such expenses could result in the service providers' refusal to perform additional services for us, and the service providers could file suit to collect their fees.

        Under the agreement between Cytation and ARE, which is described in this prospectus under the caption "Cytation Agreement," we agreed to pay costs and expenses associated with the registration of the shares issued under this prospectus.

                        DETERMINATION OF OFFERING PRICE

        There is no established public market for the shares of common stock being registered. As a result, the offering price and other terms and conditions our shares have been arbitrarily determined by us and do not necessarily bear any relationship to assets, earnings, book value or any other objective criteria of value. In addition, no investment banker, appraiser or other independent third party has been consulted concerning the offering price for the shares or the fairness of the price used for the shares.

                            DESCRIPTION OF BUSINESS

ARE

        American Radio Empire, Inc. (which is referred to as "we" or "ARE" in this prospectus) is a Nevada corporation formed in 1998, with its principal office at
13210 Kerrville Folkway, Building G, Austin, Texas 78729-7522. ARE was created to acquire, consolidate and operate small market radio stations in unrated rural areas of the Southern and Western United States. If we are able to acquire multiple stations, we also propose to tie radio stations together using Internet services.

        ARE would connect its stations to each other utilizing high speed, broadband connections that allow us to send recorded commercials, jingles, promos and similar information from one central location. This same broadband connection would connect the stations for bookkeeping and traffic/continuity purposes. The Internet enables ARE to tie stations together without satellite

                                       13

service from ARE headquarters to each station. We believe this will save the cost of uplinks and downlinks that would be necessary for satellite service.

Overview of Business

        Our initial plan is to acquire radio stations in Texas, Oklahoma and
Wyoming. We intend to pursue a regionally focused acquisition strategy. If we are able to implement this strategy, we will add clusters of stations across the
Southern and Western United States. The total number of stations ultimately acquired will be a function of availability, cost, marketing feasibility and our ability to raise capital.

        We propose to buy stations with a combination of senior bank debt and ARE common stock. Sellers would become stockholders in ARE and therefore retain a stake in our success. If we become profitable and our stock increases in value, we should become more attractive to prospective sellers. ARE has also had a number of preliminary discussions with financial institutions experienced in the radio broadcasting lending area. At this time, however, ARE has not received any commitments or agreements for financing.

        Based on management's industry experience and contacts, we have identified radio station owners potentially willing to sell their stations using this approach. The benefits to radio station owners of selling in this manner can include a deferred tax burden at the time of sale as well as the potential for additional profit as a result of investment inARE. Finally, selling owners retain an indirect ownership interest in the stations they formerly operated -
stations to which many of them will still feel emotional ties. In small communities, we believe this indirect ownership component makes the sale of a station to ARE more attractive.

        Besides its regional focus, our core strategy is based upon achieving certain economies of scale. For example, under current market conditions, an advertiser is unable to initiate an advertising campaign targeting smaller markets without entering into multiple separate media purchases with each radio station. If we are able to acquire multiple stations, however, advertisers would be able to purchase advertising on all of our stations with one media buy. We believe that this efficiency would improve our advertising purchasing efficiency.

        National and regional advertising typically commands premiums over local ad rates by as much as 100% in unrated markets, as documented by station rate cards presented to their advertisers. We will work with advertisers to receive any and all available co-op advertising funds due them by their suppliers. We will also develop, through ongoing market research, the kind of specific information that will help our advertisers develop immediate and long-term marketing plans. In addition to standard advertising practices, we believe we will gain considerable recognition through on-air contests, local promotions, and word-of-mouth endorsements. Public recognition generated from station promotional activities is important to ARE, because these projects help build listener loyalty. Being

                                       14

viewed as a truly local station is highly valued by advertisers and listeners in smaller radio markets.

        Our salespeople will be thoroughly trained in marketing their respective stations. In order to attract and retain qualified personnel, we recognize the need for a fair and appealing compensation plan. Management intends to use bonus programs selectively as a method of rewarding outstanding salespeople. Finally, we are committed to providing ongoing sales training and motivational programs to help our salespeople develop their full potential.

        We intend to utilize a blend of centralized satellite and
Internet-delivered programming elements from a centrally-located control room studio. Our proposed stations will also operate with centralized accounting, billing, marketing and promotions systems, and specialized in-house sales training programs for all our salespeople. With this plan, we believe each station's general manager will have more time to focus on sales instead of administration. Additionally, if we are able to acquire a sufficient number of radio stations, we will utilize "super regional managers," who will serve on-site as general managers in one market but will oversee the operation of other stations in the same region.

Industry Overview

        Radio stations derive revenues from the sale of commercial advertising spots or programs to national, regional, and local advertisers. Advertising rates that a station charges depend on its performance in the ratings. Ratings are based on estimates of the number of persons listening to the station, as well as the number of homes in the station's service area. The national radio audience measuring service, Arbitron serves the entire country and provides even the smallest markets with annual ratings service. Ultimately, the success of a radio station (or group of stations) depends on its ability to develop popular programming and promotions.

Historical Trends in Ad Revenues

        According to information provided by the National Association of
Broadcasters, the Radio Advertising Bureau and the Radio Business Report, radio industry revenues have consistently grown faster than the Gross National Product and have historically demonstrated an ability to be somewhat recession resistant. Radio advertising expenditures in the United States have declined, from calendar year to calendar year, only three times - in 1961 revenues declined 1%; in 1991 the combination of the Persian Gulf War and economic recession led to a 3% decline in revenues; in 2001 all media suffered a downturn because of the recession and the aftermath of the September 11 terrorist attacks. Over the last 40 years radio advertiser spending has grown at a compound annual rate of 8.3%, somewhat higher than total ad spending, which has grown at a 7.5% annual rate. Demand for radio advertising was strong in 2000,

                                       15

following another good year in 1999 when radio revenues increased 14.6%, to
$17.7 billion. Despite the economic downturn in 2001, radio advertising increased by over 4% in 2002.

        Economic downturns can have an impact on broadcasting, but not to the same degree that they affect consumer discretionary spending in general. Many national and regional brand advertisers have found by experience that they must maintain their broadcasting advertising budgets during periods of recession if they do not wish to lose market share when the economy recovers.

        In recent years, radio ad revenue has seen acceleration in growth. Since
1992, when local radio ownership rules were relaxed, radio ad revenue has grown faster than all other measured media (television, daily newspapers, and magazines) except cable television.

        The main factor behind this growth is that radio has become an increasingly efficient advertising source for both national and local advertisers because of its unique ability for "narrowcasting" or reaching specific demographic groups.
By offering specialized audiences for advertisers, radio has become more cost-effective versus television or newspapers, which tend to sweep a broader demographic scale trying to be all things to all people.

Industry Consolidation

        The radio broadcast industry is evolving, and consolidation is having a major impact on the competitive landscape. Until the mid-1980s, there was no public market for radio stocks. Local ownership limits by the Federal
Communications Commission ("FCC") of one AM and one FM station per market and a total limit of 14 total stations prevented radio groups from amassing greater size to attract outside capital. Because of these strict limits, radio station ownership was highly fragmented and characterized by "mom and pop" operations in even the largest markets. By 1984, however, FCC rules began relaxing, with major expansion in ownership limits occurring in 1992 and 1994.

        The passage of the 1996 Telecommunications Act (the "Telecom Act")
eliminated the national limits on the number of radio stations that one entity could own and eased local ownership rules to allow one operating entity to control up to eight stations (versus 4 previously) in most medium and major markets. Much of the consolidation activity to date has been centered on major markets, resulting in increased competition and higher valuations.

        Based on numerous discussions with small market radio station owners and media brokers, management believes that there are opportunities to acquire small market properties at more acceptable prices.

Radio Industry Conditions

                                       16

        ARE competes in an industry that is evolving. Deregulation by the FCC has created widespread opportunities within the radio industry, but competitive pressures have also increased. The resulting consolidation moves have swept through the larger-market radio stations and are now working their way through the smaller-sized markets. Among all of the usual advertising-supported media, radio's growth has been among the fastest, although cable, network television, outdoor and newspaper have also experienced strong demand.

Competition

        With the advent of deregulation, competition has increased. Radio market success is no longer measured by how many listeners an independent station may reach in one market, but rather, how many listeners a consolidator can reach in multiple markets. Competition with newspapers and television for ad dollars remains keen. Radio's audience, however, has held up well over time. In the past five years listenership has actually increased. In addition, with the bulk of radio listening taking place outside of the home, where competition from other media is limited and the audience is unable to access television, newspapers, or the Internet, radio appears to be well positioned for continued growth.

Overview of Operating Model and Growth Strategy

        The key elements of our growth strategy are highlighted below:

        o Station/Market Selection. Acquiring radio station assets in small markets, in the Southeastern, Southwestern and Western regions of the United States.
          By avoiding the major and even medium market metropolitan areas, we hope to acquire radio stations at attractive prices for long-term operation.
          Medium-to-major-market radio stations have been selling for 14 to 21 times cash flow. ARE proposes to acquire radio stations at or below 10 times cash flow using a combination of senior debt financing and common stock. We may also be able to purchase smaller stations spun off by larger groups in future sell-offs.

        o Clustering by State/Region. In addition to focusing on smaller markets, we are pursuing a regional clustering strategy. By clustering stations within a tight, regional market, we can achieve certain revenue and cost benefits.
          Management's plan for regional clusters will use centralized regional hubs where we will house the major managerial and administrative functions to serve up to 100 stations.

        o Localization. A key element of our strategy is the ability to "sound live -
          sound local" in every market. Listeners in smaller markets view local stations as important parts of the community. We would like a live morning

                                       17

          show in each local market. A morning show's success typically drives a radio station's operation. We believe that maintaining the live morning shows in each station`s community will allow the station to perpetuate a strong local image in each market.

          The concept of "localization" is central to our regional focus and extends beyond the morning drive listening period. Unlike nationally syndicated formats, our regional format will enable our flagship announcers to participate in promotional campaigns or on-site advertising engagements throughout a particular region. The ability to use well-known radio personalities can be a major selling point to advertisers in smaller-market areas.

        o Centralized Operating Cost Savings. We will centralize many of our administrative and operating functions at our radio stations. We will create specialty weekend programming internally that can be used by our stations and syndicated to other stations outside of our group. By using
          Internet-connected computers, we will eliminate analog equipment and more efficiently use on-air talent.

        o Generating Growth in Ad Revenues. We believe acquiring multiple stations will assist us in increasing advertising revenue at individual stations. In many smaller markets, general managers spend over 75% of their time on administrative functions including programming, accounting and collections, purchasing, payroll, human resources, etc. By transferring these administrative functions to a central hub, we expect to increase the stations' general managers' sales productivity.

The Internet

        We recognize the growth potential for radio advertising within the Internet market. Our initial Internet strategy is to focus on the marketable services we can create for existing and future radio advertisers. This includes the creation, where applicable, of websites for existing advertisers with direct links to our station websites. We will maintain these sites/links on a for-profit basis.

Programming

        Initially, we propose to operate each station with the station's existing format, from whichever independent satellite music service syndicator is currently under contract. We recognize that issues related to questions of morality and decency receive more consideration in smaller markets then larger markets. Accordingly, regardless of the format offered, we plan to take a relatively conservative approach to our programming.

                                       18

        Format execution and strong, consistent programming are crucial elements for the success of any radio station. We will continually evaluate and identify what we consider the most viable programming approach for the markets within which we operate. We intend to introduce an internal, ongoing research system that will allow the station to track listener patterns. The research will be conducted by phone, using existing staff members. We are also contemplating using an outside ratings services such as those provided by Radio Index.

        We anticipate that format execution will work as follows:

        o Music programming outside of the morning show will be outsourced to one of three primary satellite syndication services (Westwood One, ABC/Disney or
          Jones) who will provide this service via satellite with each station paying a nominal fee and/or barter in the form of commercial time - typically no more than two minutes an hour. While we have considered creating our own in-house programming using voice tracking from a centralized staff of announcers with music on computer hard drives located at each station, currently, it is less expensive and more productive to use the services of satellite syndicators.

        o Each station that we propose to acquire already has an existing contract with a satellite syndicator. Since these agreements tend to be multi-year in length and are difficult to terminate prematurely, it makes sense to retain them. As the size of the group grows, however, it may be possible to negotiate an agreement with one of these syndicators to provide programming service to all of the stations and eliminate the need for multiple syndicators.

        o We will use our own staff and a select number of outsourced opportunities to create special short-form weekend programming to supplement existing weekend programming on all of the stations. In essence, ARE will use its own stations to develop specialty programming that can be syndicated to other stations and markets outside the ARE network. This type of programming features theme-based shows related to the musical format promoted by the station. ARE hopes to acquire several stations that have a country-music format. Examples of special short-form weekend programming developed for country-music stations include "South of the Border Saturday
          Night," a retro-sounding, two-hour music show capturing the heyday of
          `Border Broadcasting,' when powerful AM stations along the Texas/Mexico border provided live musical entertainment by country and swing entertainers. In addition to music, the show would feature anecdotes and history regarding this era. The show would be taped in advance and sent to each station on CD.

                                       19

        o Each station will feature a live morning show. Depending on the needs of the market, this may be a one or two person show. In most markets, a local newscaster will be responsible for local news and events, and for local commercial production and public appearances.

Broadcast Equipment

        We will use the acquired stations' existing transmitters, audio chain equipment, and tower space wherever possible or feasible. We will upgrade particular station equipment on an as-needed basis. All other equipment required to tie each station into headquarters will either be purchased or leased. The use of high-speed Internet connections will allow the rapid transfer of data between our stations.

Competitive Position In the Market

        ARE's target markets are rural broadcast areas in the Southwestern and
Western regions of the United States. If we are able to implement our business plan successfully on a significant level, we will still be a small broadcast operation compared to the industry's leaders.

Government Regulation - Federal Communications Commission

        The broadcast industry is regulated by the FCC which is composed of five
(5) members who are appointed by the President subject to confirmation by the
Senate. Formed in 1934, the Commission is responsible for granting licenses to all stations and insuring compliance with its rules and regulations.

        Currently there are no FCC ownership restrictions relating to the total number of stations one company may own across the US. This is due to the passage of the 1996 Telecommunications Act by Congress. Since passage of the
Telecommunications Act, however, both the FCC and the US Department of Justice have shown particular interest and concern when a company tries to own a cluster of radio stations in a particular medium-to-large-market or city where the company would control more that 50% of the total radio listening audience. We do not propose to own enough stations in a particular market or city to cause investigation by either the FCC or the Department of Justice. This scrutiny does not apply to smaller communities that are unrated by any annual or quarterly audience measuring service nor does it apply to situations in which a buyer purchases an existing cluster of stations that the FCC had already approved. The stations we propose to acquire are in small, unrated markets and have already been clustered together by the current owner with FCC approval. Therefore, we do not anticipate that they will pose a potential target for additional FCC or
Department of Justice review.

        There is no pending legislation before Congress, nor is there any pending rule making before the FCC, including the most recent proposed changes voted on by the FCC on June 2, 2003, that we believe would adversely effect our

                                       20

activities or plans for the future. Our officers are all experienced broadcasters who have a proven track record in operations. None of our officers and directors have ever been investigated or fined by the FCC, nor has the FCC ever failed to approve a license transfer in which any of our officers has been a party.

Acquisition and Closing Process

        We plan to streamline the negotiating and closing process on the proposed station purchases by, among other things, standardizing the transaction documents as much as possible, including creating a form of purchase option agreement and purchase agreement. Following the execution of a definitive purchase agreement (subject to FCC approval, and satisfactory completion of our due diligence), we and the station's seller will submit the appropriate transfer documents to the FCC. While the FCC has the authority to approve or reject a transfer request, transfer requests are, in the normal course, generally approved within approximately three to six months of submission of all required applications and related documents.

        Prior to submitting the FCC filing, however, we will conduct a comprehensive due diligence investigation. Included in the due diligence materials are the following inspection items:

        o A thorough inspection of station facilities, including offices, studios and transmitting sites.

        o An independent engineering inspection of the station's facilities. Age and condition of all equipment, including transmitters and towers, will be recorded and analyzed. A comprehensive scheduled maintenance program will be designed and implemented after the closing.

        o A survey of the target market to analyze existing and potential competition, market growth trends, current marketing trends, past and future programming, promotions, and advertising plans along with listener and advertiser perceptions of the station. The investigation will include an independent ratings survey for each market.

        o Meetings with present management to gain insight into the stations' current operations. The meetings will encompass written assessments of station employees, identifying job responsibility and staffing needs, and budget projections.

        o Meetings with current employees to help minimize anxiety caused by the pending transfer. Each employee will be asked to submit in writing a

                                       21

          description of his or her job responsibilities, which will be compared and evaluated against those created by management.

        o A comprehensive review of all station contracts with vendors and clients.

        o Review of staff members' levels of experience and expertise, job responsibilities, station/market tenure and future potential.

        o Review of existing standards and practices. Distribution of a system-wide company operations manual identifying operating rules and regulations, company benefits and vacation policies.

        o Analysis of additional revenue options.

        Management believes that a major consideration for ensuring the success of its planned acquisitions is to do so in as timely and low profile a manner as possible. Normally, the sale of stations in the market sizes we propose would be significant events within their respective marketplaces. To maintain the stations' stability and consistency under our planned ownership, it is important that the listeners and advertisers notice little, if any, change to the current operation.

        During the ownership transition period, we will spend time with each station's employees to discuss the pending transfer. We will emphasize management opportunities for employees inside the organization, both at their own stations and potentially, at other ARE owned stations.

        After purchasing a particular station, we plan to implement minor operational changes that we believe will enhance financial performance, including:

        o Introducing major-market-style promotions and contests, including our own
          "The Best Contest" promotion.

        o Modifying existing rate cards to enhance a station's remote commercial broadcast capabilities and increase national/regional advertising.

        o Negotiating with interested third parties to lease the station's subcarrier frequencies for national paging services.

        o Leasing a portable music system through Disc Jockeys Unlimited of Atlanta,
          Georgia, a service provider who builds portable music systems for disc jockeys and radio stations. This will allow the station to earn equipment rentals as an additional revenue stream and will provide the staff's disc jockeys the opportunity to earn extra money weekly by performing at wedding receptions, company and private parties, etc.

                                       22

        o Developing a virtual Internet rep firm ("AMERIREP",
          http://www.amerirep.net) for our national and regional advertising, including Internet advertising connections. This "one stop shopping" will make it easier for media buyers to place regional and national advertising on our stations.

        o Introducing an internal, ongoing research system allowing each station to track listener patterns between Arbitron ratings periods (where applicable in rated markets). This telephone research will be conducted by current staff personnel.

        o Reviewing and updating current visual presentations for the Internet service that ARE will provide.

        Assuming receipt of final FCC notification of transfer approval, we will immediately proceed to closing, and then commence implementing the operational changes deemed necessary as a result of the due diligence investigation. After completing an acquisition, corporate operating controls are planned for each station, including careful tracking of expenses and actively searching for vendors willing to provide us with group discounts for using their service or product. All station computer systems will be networked with headquarters to produce station-level information on a real time and on request basis. We will centralize administrative and accounting controls in our Austin headquarters office.

Offices

        Our executive offices are located at 13210 Kerrville Folkway, Building G,
Austin, Texas 78729-7522. The offices are leased from Dain Schult under a one year lease expiring December 31, 2004 with monthly lease payments of $500 or
$6,000 annually. Management believes such facilities are adequate for its current needs.

Employees

        As of the date hereof, we have one full-time employee - Dain Schult, our
Chief Executive Officer, President and Chairman of the Board. We intend to hire
Harry Hedges and Herb Neu as soon as practicable. We intend, from time to time, to hire additional marketing and other personnel as management believes may be required.

                               CYTATION AGREEMENT

                                       23

        In August 2003, we entered into an agreement with Cytation, a third-party consultant that is unaffiliated with ARE. Under this agreement, Cytation has provided consulting services to assist us in the transition to being a public company. The services provided to date include advice and counsel with respect to our pre-public capital structure, and bridge financing transaction structure.
Cytation's principals have participated in numerous telephone conversations with our corporate counsel regarding a range of private-to-public transition issues, with the owners of radio stations we are considering acquiring, with third parties engaged in brokering the purchase and sale of media properties, and with potential sources of debt financing. Cytation has also reviewed and provided comments on our registration statement. In addition, we anticipate that in the future Cytation will provide advice with respect to transaction structures and possible capital sources. The value of Cytation's services is subjective, given the uncertainties concerning the registration process and the development of an after market for ARE's securities. We believe, however, that the services rendered and to be rendered by Cytation can be valued reasonably at $5,000, which is the amount that we understand Cytation has valued our 500,000 shares received on its books and records.

        Under the agreement with Cytation, Cytation has the right to terminate the agreement if our registration statement is not effective by February 1, 2004.
Because that date has passed, Cytation has the right to terminate the agreement at any time. Nevertheless, Cytation continues to work with us and has given no indication that it intends to exercise this termination right.

        We paid Cytation a $15,000 cash fee when we signed our agreement and have agreed to pay an additional $15,000 when our registration statement is effective. In addition, on December 1, 2003 we issued to Cytation 500,000 restricted shares of our common stock that have been included in this registration statement, and we granted Cytation a common stock purchase warrant for 125,000 shares.

        Within 15 days after this registration statement becomes effective, it is our understanding that Cytation intends to declare a pro rata dividend to its stockholders of 291,165 of the 500,000 shares of our common stock owned by
Cytation. We further understand that Cytation has approximately 350 stockholders of record. We believe that this distribution will enable us to become eligible for quotation on the Over-the-Counter Bulletin Board. After the distribution, which will occur only after our registration statement has been declared effective, and which will be administered entirely by our transfer agent,
Cytation will own approximately 4.2% of our common stock.

        After we are public, Cytation's services will consist solely of introductions to our management of potential institutional investors and will not require Cytation to have access to information about us that is not generally available to the public. No officer or director of Cytation has served or will serve as an officer of director ARE.

        Cytation is controlled by Richard Fisher, its Chairman and General Counsel,
and Kevin High, its President and Chief Financial Officer. Mr. Fisher and Mr.

                                       24

High each own 31% of the common stock of Cytation. With respect to our common stock that it owns, Cytation is an "underwriter" within the meaning of the
Securities Act of 1933.

                               LEGAL PROCEEDINGS

        On May 13, 2004, we filed a petition in the District Court of Lampasas
County, Texas, against Ronald Witcher and Debbie Witcher, the owners of KCYL AM and KACQ FM radio stations. The litigation arises out of an Asset Purchase
Agreement that we executed with Mr. and Mrs. Witcher on October 24, 2003 for the purchase of the broadcast stations KCYL AM, Lampasas, Texas and KACQ FM, Lometa,
Texas.

        After the execution of the Asset Purchase Agreement, a dispute arose between ARE and Mr. And Mrs. Witcher. We believe that the Witchers violated the
Asset Purchase Agreement by failing to provide necessary information on a timely basis and by failing to cooperate with ARE's efforts to complete the acquisition. Our petition seeks specific performance of the agreement as well as damages for breach of contract and attorneys' fees.

        The Witchers have filed a counterclaim that denies the enforceability of the Asset Purchase Agreement and requested that the court declare it unenforceable or, in the alternative, determine that they we fraudulently induced them to sign it.

        The parties are currently conducting discovery, and the case is tentatively set for trial in late June 2005.

                          DIRECTORS, EXECUTIVE OFFICERS

Directors and Executive Officers

        Our directors and executive officers are as follows:

Name                   Position                          Age

Dain Schult+*          Chairman, President/CEO,          50
                       Treasurer, Director

Sherry Schult+         Secretary                         52

Herb Neu*              Chief Operating Officer           60
                       Southeastern Division

Harry Hedges*          Chief Operating Officer           57
                       Southwestern Division

                                       25

+ Ms. Sherry Schult and Mr. Dain Schult are married.
* Directors are elected at our annual meeting for one year terms. They hold office until the next annual meeting, and until their successors are elected and qualified.

Dain Schult - Chairman, President/CEO: Mr. Dain Schult has served as a Director,
Chairman, President and Chief Executive Officer of ARE since its formation in
1998. He also serves currently as our Treasurer. Prior to the formation of ARE,
Mr. Schult was founder and president of Radioactivity, Inc. (March
1977-September 1996), a full-service radio broadcast consulting firm serving over 150 radio stations in various parts of the USA. Prior to forming
Radioactivity, Inc., Mr. Schult held various positions at numerous radio stations in the Southeast and Southwest. His management experience includes serving as President and Chief Executive Officer for Texrock Radio, Inc. (March
1995-October 1998), Chairman and CEO for American Communications Enterprises,
Inc. (December 1998-September 2000) and COO of Sunbelt Radio Group, Inc.
(September 1989-May 1991). From September 2000 until the present, Mr. Schult has devoted the bulk of his time to our business. During that time, he has occasionally provided broadcast consulting services to third parties, and he wrote Nashville, Chattanooga & St. Louis: A History of the Dixie Line, which was published in 2003. Mr. Schult holds an Associate of Science degree from Georgia
State University, Atlanta, Georgia, in Commercial Music Recording (1977).

Herb Neu - Chief Operating Officer - Southeastern Division: Mr. Neu serves currently as a Director and as our COO - Southeastern Division. He has served as a manager of several different radio station groups, as well as VP/Midwest Sales
Manager for ABC FM Radio Network Spot Sales (September 1969-January 1971),
General Manager of Programming and Marketing Operations of CNN Radio Network
(March 1982-November 1986), VP/Sales for Impact Resources Research (1988-1992)
and President/Publisher of OTC Publishing (1994-Present). In his over 40 years in media, he also has extensive knowledge and experience in dealing with national and regional advertising, successfully working with advertising agencies and media buyers across the country.

Harry H. Hedges, III - Chief Operating Officer - Southwestern Division: As a
Director and COO of our Southwestern Division, Mr. Hedges brings over 30 years of experience in the radio broadcasting industry. Prior to ARE's formation, Mr.
Hedges was Senior Vice-President/Regional Manager for Equicom, Inc. (October
1997-October 1999). Since October 1999, Mr. Hedges has split his professional time between providing broadcast consulting services and providing contractor services. Additionally he served as an associate consultant with Radioactivity,
Inc. (May 1992-October 1997), and founded Hedges and Associates (February
1990-August 1996), a sales and marketing company to market Western and
Southwestern clothing and accessories. Previously, Mr. Hedges held various

                                       26

general manager, sales and promotion manager, account executive, and news reporter/copy writer positions at several stations in Texas.

Sherry Schult - Secretary: Ms. Schult has served as ARE's secretary and as a
Director since its formation in 1998. Since 1988, Ms. Schult has owned and operated the TYFG Company, which manufactures and markets motivational dolls.

                  LIMITATION ON LIABILITY AND INDEMNIFICATION
                           OF DIRECTORS AND OFFICERS

        Our certificate of incorporation and bylaws eliminate the personal liability of directors to us and our stockholders for monetary damages for breach of fiduciary duty as a director. These provisions do not eliminate or limit the liability of a director:

        o for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law,

        o for unlawful dividend payment.

        Our certificate of incorporation and bylaws also include provisions to indemnify our directors and officers or former directors or officers against liability arising out of the performance of their duties as directors and officers as permitted by Nevada law.

        To the extent permitted by law, these provisions require us to indemnify our directors and officers for any claim arising against them in their official capacities.

        Subject to certain very limited exceptions, we may advance expenses in connection with a legal proceeding to the fullest extent permitted by Nevada law.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

        We have not obtained directors' and officers' liability insurance, but we expect to evaluate the availability and cost of such insurance as soon as possible after this registration statement becomes effective.

                                       27

                             EXECUTIVE COMPENSATION

                           Summary Compensation Table

Name and Principal Capacity         Year                   Salary

Dain Schult                         2001                 $137,500(1)
Chairman, President, CEO,           2002                 $137,500(1)
Treasurer, Director                 2003                 $109,000(2)

1 Although this salary was owed pursuant to an Employment Agreement, it was not paid, and Mr. Schult has waived any claim for unpaid compensation through
  December 31, 2003.
2 During 2003 Mr. Schult accepted consulting payments and expense reimbursements totaling $109,000 in lieu of compensation under his Employment Agreement.

Employment Agreements; Executive Compensation

        Mr. Schult currently serves at an annual salary of $137,500 per annum pursuant to a five-year employment agreement dated December 15, 2000. The employment agreement also provides for a monthly vehicle allowance of $550, for reimbursement of business related expenses, and for bonuses as may be determined in the sole discretion of the Board of Directors. Through the date of this prospectus, Mr. Schult had accrued approximately $275,000 in unpaid salary for the years 2001 and 2002. In light of our cash flow shortage, Mr. Schult orally agreed in 2003 to accept consulting payments of $10,000 per month and reimbursement of expenses in lieu of compensation under his Employment
Agreement. Under this arrangement, Mr. Schult received $109,000 in consulting fees and expense reimbursements from ARE. In connection with this offering, Mr.
Schult has waived any claim for unpaid compensation for the years 2001, 2002 and
2003 under his Employment Agreement. Mr. Schult currently devotes one-hundred percent (100%) of his time toARE, exceeding forty (40) hours per week. These activities include:

        o Discussions with media brokers regarding potential radio station acquisition targets.

        o Negotiations with station owners for letters of intent or binding contracts for the purchase of those stations.

        o On-site visits with potential station sellers and inspections of their stations.

        o Conversations and negotiations with potential lenders for ARE's short and long term capital requirements

        o Work with ARE's service providers on the company's filings and financial statements.

                                       28

        o Daily investigation and research of every transaction (especially small market transactions) currently under consideration for license transfer at the FCC.

        Ms. Sherry Schult currently serves as ARE's Secretary. Ms. Schult does not receive any cash remuneration for her services and does not have a written employment agreement. Ms. Schult currently spends less than five (5) hours per month devoted toARE's business. Ms. Schult and Mr. Schult are married.

        We will employ Mr. Neu at an annual salary of $100,000 per annum pursuant to a five year employment agreement dated August 16, 2002. The employment agreement also provides for a monthly vehicle allowance of $550, for reimbursement of business related expenses, and for bonuses as may be determined in the sole discretion of the Board of Directors. Mr. Neu has agreed to delay the effectiveness of his Employment Agreement until ARE, in its sole discretion, determines that it is financially feasible to employ Mr. Neu full time. Until that time, Mr. Neu has agreed to make himself available to us to serve as divisional COO on a consulting basis. Currently, Mr. Neu spends less than five
(5) hours per month as a consultant on ARE's business.

        We will employ Mr. Hedges at an annual salary of $87,500 per annum pursuant to a five year employment agreement dated December 15, 2000. The employment agreement also provides for a monthly vehicle allowance of $550, for reimbursement of business related expenses, and for bonuses as may be determined in the sole discretion of the Board of Directors. Mr. Hedges has agreed to delay the effectiveness of his Employment Agreement until ARE, in its sole discretion, determines that it is financially feasible to employ Mr. Hedges full time. Until that time, Mr. Hedges has agreed to make himself available to us to serve as divisional COO on a consulting basis. Currently, Mr. Hedges spends less than five (5) hours per month as a consultant on ARE's business.

        While Messrs. Neu and Hedges are available for consultations on an as-needed basis (without charge), currently there are no written consulting agreements between them and ARE. The proposed Employment Agreements between ARE and Messrs. Neu and Hedges do not go into effect until such time as their services are required by ARE, and ARE has the funds to pay for their services.

        Messrs. Schult, Hedges and Neu may, as the sole members of our Board of
Directors, approve the issuance of shares of common stock and/or other ARE securities to themselves in consideration of services they have and will provide. ARE does not currently compensate its directors for their services.

                                       29

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information as of the date of this prospectus, about the beneficial ownership of our common stock by each director, all directors and executive officers of ARE as a group, and each person known to
ARE to beneficially own more than 5% of the common stock. Except as otherwise indicated in the table below, all shareholders have sole voting and investment power over the shares beneficially owned.

                                                    Beneficial Ownership of Common Stock

Name and Address                          Shares Owned                Percentage of Class
of Beneficial Owner                                            Before Offering    After Offering

Dain  L. Schult                             3,025,000               77.6%             60.2%
13210 Kerrville Folkway,
Austin, TX  78729-7522

Herb Neu                                      187,500                4.8%              3.7%
P. O. Box 20518,
Tuscaloosa, AL  35402

Harry H. Hedges                               187,500                4.8%              3.7%
P. O. Box 1626
Mason, TX  76856

Sherry Schult                               3,025,000(4)            77.6%             60.2%
13210 Kerrville Folkway,

Austin, TX  78729-7522

Gregory Hawkins                               500,000(1)            11.4%                0%
9122 Lake Chase Island Way
Tampa, FL  33626

Virlyn Slaton                                 250,000(1)             6.2%                0%
P. O. Box 188
Morrow, GA  30260

                                       30

Cytation Corporation(2) (3)                   500,000               12.8%               0.%
251 Thames  Street,  No. 8, P. O.
Box 809
Bristol, RI  02809

All  directors  and officers as a           3,400,000               87.2%             67.7%
group (4 persons)

(1) Represents shares issuable upon conversion of ARE's convertible notes held by the beneficial owner.

(2) Cytation is controlled by Richard Fisher and Kevin High.

(3) Our registration statement covers the distribution and sale by Cytation of the 500,000 shares that Cytation owns, but it does not cover the shares that are issuable to Cytation if it chooses to exercise its warrant.

(4) Represents shares owned by Mr. Dain Schult. Ms. Schult is deemed to be the beneficial owner of the shares that are owned by her spouse, Mr. Schult.

                            SELLING SECURITY HOLDERS

Name                       Shares Owned     Shares Offered    Amount Owned
                           Before Offering  for Sale          After Offering

Chris Griffin                50,000(1)         50,000              0
Steve DeLoach                75,000(1)         75,000              0
James Cowden                125,000(1)        125,000              0
Terry L. Coats               50,000(1)         50,000              0
Robert Rogers                25,000(1)         25,000              0
Michael Beach                25,000(1)         25,000              0
Gregory Hawkins             500,000(1)        500,000              0
Larry G. Fuss                25,000(1)         25,000              0
Virlyn Slaton               250,000(1)        250,000              0
Cytation                    500,000(2)        500,000              0
Cytation
  Shareholders              291,165           291,165              0

[NOTE: Cytation shareholders will be added to the table in the final amendment before effectiveness - after the record date has been established and they can be identified.]

                                       31

(1) Represents shares issuable upon conversion of ARE's convertible notes held by the selling shareholder.

(2) In August 2003, we entered into an agreement with Cytation. Under the agreement, Cytation agreed to advise and assist us in the process of becoming a public company. As partial consideration for these services, we issued Cytation
500,000 shares of our common stock and a warrant to purchase 125,000 shares of common stock. The warrant is exercisable at a price per share equal to 125% of the average closing price of our common stock for the first thirty trading days of our stock. Cytation may exercise the warrant beginning one year after the effective date of the registration statement of which this prospectus is a part and for five years thereafter.

                              CERTAIN TRANSACTIONS

        Dain L. Schult, our Chief Executive Officer and a director, is also the promoter of ARE. We are obliged to pay compensation to Mr. Schult at an annual salary of $137,500 per annum pursuant to a five-year employment agreement dated
December 15, 2000. The employment agreement also provides for a monthly vehicle allowance of $550, for reimbursement of business related expenses, and for bonuses as may be determined in the sole discretion of the Board of Directors.
Through the date of this prospectus, Mr. Schult had accrued approximately
$275,000 in unpaid salary for the years 2001 and 2002. In light of our cash flow shortage, Mr. Schult orally agreed in 2003 to accept consulting payments of
$10,000 per month and reimbursement of expenses in lieu of compensation under his Employment Agreement. Under this arrangement, Mr. Schult received $109,000 in consulting fees and expense reimbursements from ARE in 2003. In connection with this offering, Mr. Schult has waived any claim for unpaid compensation for the years 2001, 2002 and 2003 under his Employment Agreement.

        We expect to become obliged to pay compensation to Mr. Neu, our divisional
Chief Operating Officer and a director, at an annual salary of $100,000 per annum pursuant to a five year employment agreement dated August 16, 2002. The employment agreement also provides for a monthly vehicle allowance of $550, for reimbursement of business related expenses, and for bonuses as may be determined in the sole discretion of the Board of Directors. Mr. Neu has agreed to delay the effectiveness of his Employment Agreement until ARE, in its sole discretion, determines that it is financially feasible to employ Mr. Neu full time. Until that time, Mr. Neu has agreed to make himself available to us to serve as divisional COO on a consulting basis.

        We expect to become obliged to pay compensation to Mr. Hedges, our divisional Chief Operating Officer and a director, at an annual salary of
$87,500 per annum pursuant to a five year employment agreement dated December
15, 2000. The employment agreement also provides for a monthly vehicle allowance

                                       32

of $550, for reimbursement of business related expenses, and for bonuses as may be determined in the sole discretion of the Board of Directors. Mr. Hedges has agreed to delay the effectiveness of his Employment Agreement until ARE, in its sole discretion, determines that it is financially feasible to employ Mr. Hedges full time. Until that time, Mr. Hedges has agreed to make himself available to us to serve as divisional COO on a consulting basis.

        Our office space is leased from Mr. Schult under a one year lease expiring
December 31, 2004 with monthly lease payments of $500. Our cash position has not permitted us to make this payment to Mr. Schult, and in connection with this offering, Mr. Schult has waived any claim for unpaid amounts due through
December 31, 2004 under the lease.

                                CONVERTIBLE NOTES

     From  January  to  December  2003,  we sold to nine  investors  a total  of
$225,000  in  principal  amount of our  convertible  notes  with  warrants.  The convertible notes were sold to the following persons on the following dates:

         Purchaser            Amount of   Number of         Date of  Sale
                              Note        Shares after
                                          Conversion

o        Chris Griffin        $ 10,000       50,000         January 28, 2003

o        Steve DeLoach        $ 15,000       75,000         January 28, 2003

o        James Cowden         $ 25,000      125,000         January 29, 2003

o        Terry L. Coats       $ 10,000       50,000         April 8, 2003

o        Robert Rogers        $  5,000       25,000         June 12, 2003

o        Michael Beach        $  5,000       25,000         July 7, 2003

o        Gregory Hawkins      $100,000      500,000         July 14, 2003

o        Larry G. Fuss        $  5,000       25,000         November 11, 2003

o        Virlyn Slaton        $ 50,000      250,000         December 1, 2003

         Total                $225,000

                                       33

        Although we issued convertible notes to the persons and in the amounts set forth above, not all of the noteholders paid the purchase price for their notes on those dates. At December 31, 2003, ARE had received proceeds of $181,200 from the noteholders, and as of the date of this prospectus, ARE has received all of the proceeds from the noteholders.

        The shares of common stock into which the notes are convertible are included in this registration statement. The principal and accrued interest on the notes will automatically convert into common stock 45 days after the effectiveness of the registration statement of which this prospectus is a part.
The conversion rate is the lesser of (i) $.80 per share, or (ii) 80% of the average closing price of our common stock during its first 30 trading days.
Notwithstanding the conversion rate, the noteholders are entitled to convert their notes into an aggregate minimum of .5% of our issued and outstanding common stock as of the date of conversion for every $5,000 held by a note holder. The number of shares being registered for resale by the noteholders has been determined using an assumed conversion price of $0.20 per share, but the actual conversion price based on the formula described above may be higher or lower than $0.20 per share. If the conversion price is higher, then we will not be obliged to issue all of the shares covered by the registration statement. If the conversion price is lower, then we will be obliged to issue more shares than are covered by the registration statement and we will be obliged to file another registration statement to register such shares.

        Upon conversion, the noteholders have agreed to enter into an agreement prohibiting their sale of our stock for nine months after our registration statement becomes effective. ARE may waive this nine month restriction at any time for any shareholder.

        The warrants permit the holder to purchase one share of our common stock for each dollar of principal and accrued interest outstanding on the holder's convertible note as of the date of conversion. The exercise price of the warrants is $1.00 per share. The warrants are exercisable for four years commencing one year after the effective date of the registration statement of which this prospectus is a part.

                           DESCRIPTION OF SECURITIES

Common Stock

        We are authorized to issue 50,000,000 shares of common stock, par value
$.001 per share, of which 3,900,000 shares are issued and outstanding as of the date hereof.

        The holders of common stock are entitled to one vote per share for the election of directors and with respect to all other matters submitted to a vote of stockholders. Shares of common stock do not have cumulative voting rights, which means that the holders of more than 50% of such shares voting for the election of directors can elect 100% of the directors if they choose to do so

                                       34

and, in such event, the holders of the remaining shares so voting will not be able to elect any directors.

        Upon any liquidation, dissolution or winding-up of ARE, our assets, after the payment of our debts and liabilities, will be distributed pro-rata to the holders of the common stock. The holders of the common stock do not have preemptive or conversion rights to subscribe for any of our securities and have no right to require us to redeem or purchase their shares.

        The holders of common stock are entitled to share equally in dividends, if, as and when declared by our Board of Directors, out of funds legally available therefor.

        We intend to apply for our common stock to be eligible for quotation on the
Over-the-Counter Bulletin Board.

Dividend Policy

        To date, we have not paid any dividends on our common stock. The payment of dividends, if any, on the common stock in the future is within the sole discretion of the Board of Directors and will depend upon our earnings, capital requirements and financial condition, and other relevant factors. The Board does not intend to declare any dividends on the common stock in the foreseeable future, but instead intends to retain all earnings, if any, for use in our business operations.

Restrictions on Transferability

The Stock will not be registered under the Securities Act or under the securities laws of any state or other jurisdiction. As a result, such Stock cannot be transferred or otherwise disposed of without registration under the
Securities Act or, if applicable, the securities laws of any state or other jurisdiction, absent an applicable exemption from registration, if any.

Shares Available for Sale Under Rule 144

        3,025,000 shares of our outstanding common stock, owned by our Chief
Executive Officer, may be resold in the public markets without registration, if certain conditions are met, pursuant to an exemption provided by Rule 144 promulgated under the Securities Act.

        Rule 144 generally provides that, if

        o the applicable holding period is met,

        o we have filed all required reports under the Securities Exchange Act,

                                       35

        o the sale is effected through a broker, and

        o proper notice is given to the SEC,

a person, including an affiliate of ARE, who has owned shares for at least one year may sell. Within any three-month period, that person may sell up to one percent of the outstanding shares of our common stock.

Convertible Notes

        From January 28, 2003 to December 11, 2003, we sold to nine investors a total of $225,000 in principal amount of our convertible notes with warrants.
The notes bear annual interest at 12% and mature on dates ranging from January
28, 2004 to November 11, 2004. (We have received executed Amendments from Steve
DeLoach, Chris Griffin, James Cowden and Terry Coats extending the maturity dates of their respective notes to December 31, 2004). The shares of common stock into which the notes are convertible are included in this registration statement. The principal and accrued interest on the notes will automatically convert into common stock 45 days after the effectiveness of the registration statement of which this prospectus is a part. The conversion rate is the lesser of (i) $.80 per share, or (ii) 80% of the average closing price of our common stock during its first 30 trading days. Notwithstanding the conversion rate, the noteholders are entitled to convert their notes into an aggregate minimum of 22%
of our issued and outstanding common stock as of the date of conversion. Upon conversion, the noteholders have agreed to enter into an agreement prohibiting their sale of our stock for nine months after our registration statement becomes effective.

Transfer Agent and Registrar

        We have hired Computershare Trust Company, Inc. as our transfer agent for the common stock.

                                    EXPERTS

        Helin, Donovan, Trubee & Wilkinson, LLP, independent certified public accountants, audited our financial statements as of December 31, 2003 and for the years ended December 31, 2003 and December 31, 2002. In including those financial statements in this prospectus, we have relied on Helin, Donovan,
Trubee & Wilkinson, LLP's authority as an expert in accounting and auditing.

                                 LEGAL MATTERS

        Thomas P. McNamara, P.A. is counsel to us and will pass on the validity of the issuance of the shares being registered and sold by this prospectus.

                                       36

              DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                 MANAGEMENT'S DISCUSSION AND PLAN OF OPERATIONS

        Since we did not have any revenue from operations for either of the last two fiscal years, nor do we have adequate funds already in hand for operations for the next twelve months, we will rely on funds for operations and acquisitions being derived by two methods:

        o First, we seek to raise working capital for operations as well as the required cash portion of the purchase price for one or more radio station acquisitions, by the issuance of restricted securities in private transactions.

        o Second, if we are able to acquire one or more radio stations, we will have access to the cash flow generated by these stations post-closing. We intend to acquire only stations that we believe will produce revenue sufficient not only to cover their own operating costs, but also to provide cash flow that can be used by us for corporate working capital purposes.

        As of June 30, 2004, our cash balance was $300, and we had a working capital deficit of $386,000. Without raising additional capital through one or more private transactions, we cannot continue to satisfy our cash requirements In addition, we will only be able to close on one or more radio station acquisitions upon obtaining bank financing for the cash portion of the purchase price.

        Prior to acquiring any radio stations, our anticipated minimum capital need is approximately $15,000 per month, of which approximately $10,000 is payable to our chief executive officer as compensation. Raising capital to fund this minimum need would permit us to continue to seek one or more radio stations for acquisition. We will seek to borrow these funds, but we cannot assure that any lender will lend them to us. If we cannot borrow the funds, we will seek to raise the funds in a private placement of equity securities. Should those efforts fail, we will be forced to cease operations.

        If we are able to fund this minimum need long enough to find one or more radio stations for acquisition, we will need to finance the cash portion of the acquisition price, which would be approximately 50% of the total purchase price.

                                       37

Because we would be seeking to borrow only 50% of the total purchase price, management is confident that bank financing would be available.

        We should then reap the benefit of the cash flow of the acquired station or stations as they become of a part of our operations. The stations we have targeted have been in operation for many years, and each of them is a part of the community that it serves, so we do not anticipate a cash drain from a start-up or turnaround. The stations all have stable programming content, and there are no indications that changes are necessary.

        We have a specific 300-question Due Diligence Station Checklist that we are already using in researching each of the proposed acquisitions. This checklist covers station background, market background, station/market potential, station performance, operations, existing advertisers, accounts receivable and payable, and insurance coverage. Once we have the answers to these questions and requested exhibits, we have the requisite information necessary to make the final purchase decision on each station deal, and we have the due diligence information necessary to satisfy lending institutions for senior debt commitments on these stations for future financing.

        In light of the foregoing facts, management believes its short term priorities are as follows:

        o Obtain capital necessary to continue operations through closing of its first station acquisition.

        o Locate and contract to acquire the first station or stations.

        o Obtain debt financing for first station acquisition.

        o Close on first station acquisition.

If management cannot achieve these objectives, we will cease operations.

                       FEDERAL INCOME TAX CONSIDERATIONS
APPLICABLE ONLY TO STOCKHOLDERS OF CYTATION CORPORATION RECEIVING OUR STOCK AS A
                       DIVIDEND FROM CYTATION CORPORATION

        The following is a brief discussion of the material United States federal income tax consequences regarding the distribution of our common stock to stockholders of Cytation Corporation, based on the tax laws of the United States as in effect on the date of this prospectus, which are subject to change or changes in interpretation, possibly with retroactive effect.

                                       38

        You are urged to consult with your tax advisor concerning the consequences of the distribution and the ownership and sale of our common stock under federal, state, local and foreign tax laws, including the effect of possible changes in tax law.

        As a result of the distribution of our common stock to you by Cytation, you may be subject to income tax whether or not a trading market develops for our common stock.

U.S. Stockholders

        If you are a U.S. stockholder, you will include the fair market value of the shares of our common stock received in the distribution in gross income as ordinary dividend income only to the extent of your share of Cytation's current or accumulated tax earnings and profits through the end of Cytation's 2004 tax year. Cytation did not have any accumulated earnings and profits at the end of its 2003 tax year. In 2004, however, Cytation expects that it will have sufficient current earnings and profits so that a substantial part of the distribution will be a taxable dividend. The exact amount of Cytation's earnings and profits depends upon a variety of factors and cannot be determined until the end of its 2004 tax year. To the extent the value of our common stock on the distribution date exceeds Cytation's per share earnings and profits, you will be required to reduce your basis in your shares of the Cytation common stock by the excess. If your basis in your shares of Cytation common stock is reduced to zero, you will recognize capital gain equal to the amount of any remaining value of our common stock that you receive. Your holding period in our common stock will begin on the day after the distribution date.

        A U.S. stockholder that is a corporation will, subject to generally applicable limitations, be entitled to a dividends received deduction in an amount equal to 70% of the amount of the distribution received by it that is a dividend.

Foreign Stockholders

        If you are a foreign stockholder you will be subject to United States withholding tax equal to 30% of the gross amount to be received by you in the distribution unless the receipt of our common stock is effectively connected with the foreign stockholder's United States trade or business or you are eligible for a lower rate under an applicable treaty. A foreign stockholder who is subject to withholding tax upon the distribution may file a claim for refund to the extent of the withholding tax that has been imposed on the portion of the distribution representing amounts in excess of Cytation's current and accumulated tax earnings and profits.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains "forward-looking statements," which include information relating to future events, future financial performance, strategies, expectations, competitive environment, regulation and availability of resources.

                                       39

These forward-looking statements include, without limitation, statements regarding

        o proposed acquisitions of radio stations,

        o expectations as to growth and earnings,

        o the time by which certain objectives will be achieved,

        o projections, predictions, expectations, estimates or forecasts as to our business, financial and operational results and future economic performance, and

        o statements of management's goals and objectives and other similar expressions concerning matters that are not historical facts.

        Words such as "may," "should," "could," "would," "predict," "potential,"
"continue," "expect," "anticipate," "future," "intend," "plan," "believe,"
"estimate" and similar expressions, as well as statements in the future tense, identify forward-looking statements.

        You should not interpret forward-looking statements as guarantees of future performance or results, and they will not necessarily be accurate indications of the times at which we will perform or achieve these results. We base forward-looking statements on information available at the time and on our good faith belief with respect to future events, but they are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements. Important factors that could cause differences include:

        o industry competition, conditions, performance and consolidation,

        o legislative and/or regulatory developments,

        o the effects of adverse general economic conditions,

        o adverse economic or operational repercussions from terrorist activities, government response to those activities, war or other armed conflicts, and

        o other factors described under "Risk Factors."

        Forward-looking statements speak only as of the date the statements are made. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable

                                       40

securities laws. If we update some forward-looking statements, you should not assume that we will make additional updates about that or other forward-looking statements.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

        We have filed a registration statement on Form SB-2 with the Securities and
Exchange Commission covering sale of the shares being offered by this prospectus. The registration statement and the exhibits to the registration statement include information not contained in this prospectus. Statements in this prospectus about the contents of any document are not necessarily complete, and you should review the appropriate exhibit containing the document for complete information. The registration statement and exhibits also contain further information about us and the shares being offered.

        We currently do not file reports with the SEC. After the registration statement of which this prospectus is a part is declared effective by the SEC, we will be obligated to file reports with the SEC, including Forms 10-KSB,
10-QSB and 8-K, and proxy statements, as well as provide our stockholders with annual reports in connection with our annual stockholders' meetings. Anyone may inspect the registration statement and additional materials that we file with the SEC in the future, without charge, at the SEC's Public Reference Room located at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at
1-800-SEC-0330. The SEC also maintains an Internet site at http://www.sec.gov that contains information about companies that file electronically with the SEC.

                                       41

                              FINANCIAL STATEMENTS

                          Independent Auditors' Report

The Board of Directors and Shareholders
American Radio Empire, Inc.:

We have audited the accompanying balance sheets of American Radio Empire, Inc.
(a development stage company) as of December 31, 2003 and 2002, and the related statements of operations, stockholders' deficit and cash flows for the years then ended and the period from December 9, 1998 (inception) through December 31,
2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above presents fairly, in all material respects, the financial position of American Radio Empire, Inc. as of December 31, 2003 and 2002 and the results of its operations and cash flows for the years then ended and the period from December 9, 1998 (inception)
through December 31, 2003 in conformity with generally accepted accounting principles in the United States of America.

The accumulated deficit during the development stage for the period from
December 9, 1998 (inception), to December 31, 2003 is $262,241.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 9 to the financial statements, the Company has incurred operating losses since inception and has a deficit of stockholders' equity of $252,655, which raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 9. The financial statements do not include any adjustment that might result from the outcome of this uncertainty.

/s/ Helin, Donovan, Trubee & Wilkinson, LLP

Austin, Texas
February 19, 2004

                                       42

                           AMERICAN RADIO EMPIRE, INC.
                          (A Development Stage Company)
                                 BALANCE SHEETS
                        As of December 31, 2003 and 2002

                                                          December 31,
                                                  2003                    2002

ASSETS

         Cash                                  $     121                 $    18

TOTAL ASSETS                                   $     121                 $    18
                                               ==========                ========

LIABILITIES AND STOCKHOLDERS' DEFICIT

Liabilities

         Accounts payable                      $  29,601                 $     -
         Accrued interest payable                 36,975                  20,833
         Convertible notes payable               181,200                  35,000
         Other liabilities                         5,000                   5,000

                  Total liabilities              252,776                  60,833

Stockholders' deficit
         Common stock, $0.001 par value,
             50 million shares authorized,
             3,900,000 and 3,025,000 issued
             and outstanding, at December 31,
             2003 and 2002, respectively           3,900                   3,025
         Additional paid-in capital                5,685                  (2,190)
         Deficit accumulated during the
             development stage                  (262,241)                (61,650)

                  Total stockholders' deficit   (252,655)                (60,815)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT    $     121                 $    18
                                               ==========                ========

See accompanying notes and independent auditors' report.

                                       43

                           AMERICAN RADIO EMPIRE, INC.
                          (A Development Stage Company)
                            STATEMENTS OF OPERATIONS
               For the Years Ended December 31, 2003 and 2002, and
     the Period from December 9, 1998 (Inception) Through December 31, 2003

                                                                                                 From
                                                                                             December 9,
                                                                                                 1998
                                                                                             (Inception)
                                                                                               Through
                                                                                             December 31,
                                                  2003                  2002                     2003

REVENUES                                      $        -      $        -       $        -

OPERATING  EXPENSES
  Interest expense                                16,142           6,300           36,975
  Bank fees                                          158             120              614

  Communications                                   5,186               -            5,250
  Professional fees                              159,188               -          197,388
  Travel, meals and entertainment                  9,760               -            9,760
  Vehicle costs                                    8,443               -            8,443
  Office supplies                                    962               -              962
  Registration and licensing                         325              85              580
  Other expenses                                     427               -            2,269
       Total operating expenses                  200,591           6,505          262,241

LOSS BEFORE INCOME TAXES                        (200,591)         (6,505)        (262,241)

Income tax expense                                     -               -                -

NET LOSS                                      $ (200,591)     $   (6,505)      $ (262,241)
                                              ===========     ===========      ===========

Basic and diluted loss per share:             $    (0.06)     $    (0.00)      $    (0.09)

Weighted average common shares outstanding:
  Basic                                        3,097,917       3,065,000        3,065,000
  Diluted                                      3,097,917       3,065,000        3,065,000

See accompanying notes and independent auditors' report.

                                       44

                           AMERICAN RADIO EMPIRE, INC.
                          (A Development Stage Company)
                       STATEMENTS OF STOCKHOLDER'S EQUITY
               For the Years Ended December 31, 2003 and 2002, and
     the Period from December 9, 1998 (Inception) Through December 31, 2003

                                                                                         Deficit
                                                                                       Accumulated
                                                                        Additional       During
                                                  Common Stock            Paid-in      Development
                                              Shares       Amount         Capital         Stage        Total

Initial capital contribution                 3,025,000     $ 3,025      $ (2,375)      $       -    $      650
Net loss from December 9, 1998
 (inception) through December 31, 2001               -           -             -         (55,145)      (55,145)

Balance at
     December 31, 2001                       3,025,000       3,025        (2,375)        (55,145)      (54,495)

Capital contributions                                -           -           185               -           185
Net loss                                             -           -             -          (6,505)       (6,505)

Balance at
     December 31, 2002                       3,025,000       3,025        (2,190)        (61,650)      (60,815)

Issuance of common stock for service           875,000         875         7,875               -         8,750

Net loss                                             -           -             -        (200,591)     (200,591)

Balance at
     December 31, 2003                       3,900,000     $ 3,900      $  5,685       $(262,241)   $ (252,656)
                                             =========     ========     =========      ==========   ===========

See accompanying notes and independent auditors' report.

                                       45

                           AMERICAN RADIO EMPIRE, INC.
                          (A Development Stage Company)
                            STATEMENTS OF CASH FLOWS
               For the Years Ended December 31, 2003 and 2002 and
     the Period from December 9, 1998 (Inception) Through December 31, 2003

                                                                                         From
                                                                                   December 9, 1998
                                                                                      (Inception)
                                                                                        Through
                                                     2003               2002       December 31, 2003

CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss                                       $  (200,591)       $    (6,505)      $ (262,241)
  Consulting fees paid through issuance of note            -                  -           35,000
  Consulting fees paid through issuance of stock       8,750                  -            8,750
  Adjustments to reconcile net loss to net
   cash provided by operating activities:
     Increase in accounts payable                     29,602                  -           29,602
     Increase in accrued interest payable             16,142              6,300           36,975
     Increase in other liabilities                         -                  -            5,000
                                                      45,744              6,300           71,577
NET CASH USED BY OPERATING ACTIVITIES               (146,097)              (205)        (146,914)

CASH FLOWS FROM INVESTING ACTIVITIES                       -                  -                -

CASH FLOWS FROM FINANCING ACTIVITIES
  Contributions of capital                                 -                185              835
  Issuance of convertible notes payable              146,200                  -          146,200
                                                     146,200                185          147,035
    NET INCREASE (DECREASE) IN CASH                      103                (20)             121

CASH AT BEGINNING OF PERIOD                               18                 38                -
CASH AT END OF PERIOD                            $       121        $        18      $       121
                                                 ============       ============     ============

SUPPLEMENTAL DISCLOSURE
  Interest and Income taxes paid                 $         -        $         -      $         -
                                                 ============       ============     ============

NON CASH TRANSACTIONS
In 1999, a total of $35,000 of consulting fees were paid through the issuance of a note payable (Note 3).
In 2003, a total of $8,750 of consulting fees were paid through the issuance of common stock (Note 8)

See accompanying notes and independent auditors' report.

                                       46

                           AMERICAN RADIO EMPIRE, INC.
                          Notes to Financial Statements

Note 1 - Nature of Business

American Radio Empire, Inc., a Nevada corporation (the "Company"), was formed in
December 1998. The Company was created to acquire, consolidate and operate small market radio stations in specific geographic regions of the United States of
America. To date, the Company has not begun operations or acquired radio stations. When operations begin, the Company will be regulated by the Federal
Communications Commission.

In 2003, the total authorized shares were increased to 50 million. This has been reflected in the stockholders' deficit section of the balance sheet.

Development Stage Company

The Company is a development stage company, as defined in the Financial
Accounting Standards Board Statement of Financial Accounting Standards (SFAS)
No. 7. The Company is devoting substantially all of its present efforts in securing and establishing a new business, and although planned operations have commenced, no revenue has been realized.

Note 2 - Significant Accounting Policies

Basis of accounting

These financial statements are presented on the accrual basis of accounting in accordance with generally accepted accounting principles in the United State of
America whereby revenues are recognized in the period earned and expenses when incurred.

Cash equivalents

For purposes of the statements of cash flows, the Company considers short-term investments, which may be withdrawn at any time without penalty, and restricted cash, which will become available within one year from the date of the financial statements, to be cash equivalents.

Property and equipment

Property and equipment are stated at cost. Depreciation is provided in amounts sufficient to relate the cost of depreciable assets to operations over the estimated lives, principally on an accelerated basis. Leasehold improvements are amortized over the term of the respective leases using the straight-line method.
All other fixed assets are depreciated over a three to seven year period.

Expenditures for maintenance and repairs are charged to expense as incurred.
Major expenditures for additions, replacements and betterments are capitalized.
When assets are sold, retired or fully depreciated, the cost, reduced by the related amount of accumulated depreciation, is removed from the accounts and any resulting gain or loss is recognized as income or expense.

                                       47

                           AMERICAN RADIO EMPIRE, INC.
                          Notes to Financial Statements

Note 2 - Significant Accounting Policies (Continued)

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Accordingly, actual results could differ from those estimates.

Cash balances

Cash is deposited in demand accounts in federally insured domestic institutions to minimize risk. The balances in these accounts may exceed the federally insured limit in the future.

Income taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. In addition, a valuation allowance is established to reduce any deferred tax asset in which the Company is not able to determine on a more likely than not basis that the deferred tax asset will be realized.

Loss per common share

Basic loss per share is based on the weighted effect of common shares issued and outstanding, and is calculated by dividing net loss by the weighted average shares outstanding during the period. Diluted loss per share is calculated by dividing net loss by the weighted average number of common shares used in the basic loss per share calculation plus the number of common shares that would be issued assuming exercise or conversion of all potentially dilutive common shares outstanding.

Incremental common shares attributable to the exercise of outstanding warrants of 146,200 shares as of December 31, 2003 were excluded from the computation of diluted loss per share because the effect would be antidilutive. As of December
31, 2003, there were outstanding convertible notes to purchase approximately
175,000 shares of common stock that were not included in the computation of diluted loss per share because the effect would have been antidilutive. See Note
3 for further discussion.

                                       48

                           AMERICAN RADIO EMPIRE, INC.
                          Notes to Financial Statements

Note 3 - Convertible Notes Payable

The Company executed a note in 1998 in exchange for services rendered by a consultant. This note bears interest at 18% and is due on demand. The note has a conversion feature whereby the holder can choose to convert all of the outstanding principal and interest into common stock representing 0.787% of the outstanding stock at the time of conversion. The note holder agreed to accept
50,000 shares of common stock within 60 days of the Company becoming a recognized publicly traded company in full settlement of the note and accrued interest.

In 2003, the Company executed a series of Promissory Notes (Notes) totaling
$146,200 with individuals. The terms of these Notes included fixed interest of
12% per year, principal and interest due between February and July 2004 and a mandatory conversion feature contingent upon the Company becoming a recognized publicly traded company. The conversion rate is the lesser of $0.80 per common share or 80% of the average trading value per common share during the first 30 trading days. Each Note holder also received a warrant to purchase 146,200 additional shares, pro-rata based on the Notes held, at $1 per share. No value has been assigned to the warrants at the date of issuance. The warrants expire four years after the initial registration statement.

Note 4 - Commitments and Contingencies

The Company will be subjected to various claims and liabilities in the ordinary course of business. The Company intends to maintain various forms of insurance that the Company's management believes are adequate to reduce the exposure to these risks to an acceptable level.

The Company executed an agreement in 2003 to purchase two radio stations for
$400,000 of common stock (number of shares to be determined on the day of
Closing based on market value of common stock on that date) plus $375,000 cash.
An additional $25,000 is to be paid to the sellers in exchange for a non-compete agreement. This agreement is contingent on the registration of common stock and the Company obtaining the additional cash resources (Note 9).

The Company entered into an agreement in 2003 with a consultant and agreed to issue warrants for the purchase of 125,000 shares of common stock. The warrants are exercisable at 125% of the average trading value per common share during the first 30 trading days. The warrants expire five years after the initial registration statement. The warrants have not been included in the calculation of earnings per share.

Note 5 - Other Liabilities

The Company received $5,000 from an individual in 1999 as part of an agreed upon investment. The individual has not fully invested the agreed amount and the
Company intends to either repay the amount with interest or issue common stock in settlement of this liability in the future.

                                       49

                           AMERICAN RADIO EMPIRE, INC.
                          Notes to Financial Statements

Note 6 - Related Party Transactions

An individual who is an officer and shareholder of the Company provides facilities and other operating costs for the Company without reimbursement. That individual has an employment agreement with the Company that requires payment of a salary with a set progression of annual raises, medical insurance and a vehicle for business use in exchange for management services. To date, the
Company has not provided this compensation. This individual has forgone claims to this compensation and therefore it has not been accrued as a liability as of
December 31, 2003 and 2002. In 2003, the Company executed a consulting agreement with this shareholder that provides for payment of consulting fees and reimbursement of expenses. Approximately $109,000 has been paid under this agreement during 2003.

Note 7 - Income Taxes

At December 31, 2003 and 2002, the Company has net operating loss carry forwards of approximately $185,000 and $1,000, respectively, which may be offset against future taxable income. The operating loss carry forwards expire between 2019 and
2023. The remaining tax benefit of approximately $62,900 has not been reported in these financial statements because the Company believes that there is at least a 50% chance that the carry forwards will expire unused. Accordingly, the tax benefit has been offset by a valuation allowance of the same amount.

Note 8 - Common Stock

During 2003, the Company issued a stock dividend of 3,021,975 shares to its sole shareholder at that time. This transaction has been reflected retroactively to all periods presented in accordance with Statement of Financial Accounting
Standards No. 128, Earnings per Share.

Also during 2003, the Company issued 875,000 shares to two officers and a consultant for services performed during the year. As part of this transaction,
$8,750 has been included in professional fees in these financial statements for the year ended December 31, 2003.

Note 9 - Liquidity and Capital Resources

The Company has experienced operating losses since inception as a result of efforts to acquire capital and use that capital to acquire radio stations. The
Company expects that it will achieve profitability and positive cash flows in the future. The Company's plans in regard to this are to increase revenues by acquiring profitable radio stations and substantially reduce the cost of professional fees and obtain capital through the sale of stock. There can be no assurance that the Company will ever achieve or sustain profitability or positive cash flow from its operations, reduce expenses or sell common stock. To date, the Company has funded its activities primarily through private convertible debt offerings (Note 3).

These factors, among others, raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the ultimate outcome of these matters.

                                       50

                     UNAUDITED INTERIM FINANCIAL STATEMENTS

                           AMERICAN RADIO EMPIRE, INC.
                          (A Development Stage Company)
                                 BALANCE SHEETS
                          As of June 30, 2004 and 2003
                                   (Unaudited)

                                                             June 30,
                                                        2004          2003
ASSETS

        Cash                                        $     297       $      37

TOTAL ASSETS                                        $     297       $      37
                                                    ==========      ==========

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities

  Accounts payable                                  $  57,962       $  33,663
  Accrued interest payable                             52,156          26,631
  Convertible notes payable                           262,000         100,000
  Note payable                                          9,000               -

    Other liabilities                                   5,000           5,000

        Total liabilities                             386,118         165,294

Stockholders' Deficit
  Common stock, $0.001 par value, 50 million
    shares authorized,  3,900,000 and 3,025,000
    shares issued and outstanding at June 30,
    2004 and 2003, respectively                         3,900           3,025
  Additional paid-in-capital                            5,685          (2,190)
  Deficit accumulated during the development stage   (395,406)       (166,092)

        Total stockholders' deficit                  (385,821)       (165,257)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT         $     297       $      37
                                                    ==========      ==========

See accompanying notes.

                                       51

                           AMERICAN RADIO EMPIRE, INC.
                          (A Development Stage Company)
                            STATEMENTS OF OPERATIONS
              For the Six Months Ended June 30, 2004 and 2003, and
       the Period from December 9, 1998 (Inception) Through June 30, 2004
                                   (Unaudited)

                                                                               From
                                                                           December 9,
                                                                               1998
                                                                           (Inception)
                                                                             Through
                                                 June 30,                    June 30,
                                           2004            2003                2004

REVENUES                              $         -      $          -        $          -

OPERATING  EXPENSES
   Interest expense                        15,179             5,798              52,154
   Professional fees                      108,423            79,816             305,811
   Other expenses                           9,563            18,827              37,441
      Total operating expenses            133,165           104,441             395,406

LOSS BEFORE INCOME TAXES                 (133,165)         (104,441)           (395,406)

Income tax expense                              -                 -                   -

NET LOSS                              $  (133,165)     $   (104,441)       $   (395,406)
                                      ============     =============       =============

Basic and diluted loss per share      $     (0.03)     $      (0.03)       $      (0.13)
                                      ============     =============       =============

Weighed average common shares
outstanding:
      Basic and fully diluted           3,900,000         3,025,000          3,066,667
                                      ============     =============       =============

See accompanying notes.

                                       52

                           AMERICAN RADIO EMPIRE, INC.
                          (A Development Stage Company)
                            STATEMENTS OF CASH FLOWS
              For the Six Months Ended June 30, 2004 and 2003, and
       The Period from December 9, 1998 (Inception) Through June 30, 2004
                                   (Unaudited)

                                                                                                          From
                                                                                                       December 9,
                                                                                                          1998
                                                                                                       (Inception)
                                                                                                         Through
                                                                        June 30,                         June 30,
                                                                 2004             2003                   2004

CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss                                                  $ (133,165)          $ (104,441)           $ (395,406)

  Consulting fees paid through issuance of note                      -               35,000                35,000
  Consulting fees paid through issuance of common stock              -                    -                 8,750
  Adjustments to reconcile net loss to net
    cash provided by operating activities:
      Increase in:
        Accounts payable                                        28,360               17,000                57,962
        Accrued interest payable                                15,181                2,460                52,156
        Other liabilities                                            -                    -                 5,000
                                                                43,541               19,454               115,118

NET CASH USED BY OPERATING ACTIVITIES                          (89,624)             (45,961)             (236,538)

CASH FLOWS FROM FINANCING ACTIVITIES
         Issuance of notes payable                              89,800               50,000               236,000
         Contributions of capital                                    -                    -                   835
                                                                89,800               50,000               236,835

               NET INCREASE IN CASH                                176                   19                   297

CASH AT BEGINNING OF PERIOD                                        121                   18                     -
CASH AT END OF PERIOD                                       $      297           $       37            $      297
                                                            ===========          ===========           ===========

SUPPLEMENTAL DISCLOSURE
         Income taxes paid                                  $        -           $        -            $        -
                                                            ===========          ===========           ===========
         Interest Paid                                      $        -           $        -            $        -
                                                            ===========          ===========           ===========

                                       53

NON CASH TRANSACTIONS

In 1999, consulting fees totaling $35,000 were paid through the issuance of a note payable.
In 2003, consulting fees totaling $8,750 were paid through the issuance of common stock.

See accompanying notes.

                                       54

                          AMERICAN RADIO EMPIRE, INC.
                         (A Development Stage Company)
                         Notes to Financial Statements
                                  (Unaudited)

Note 1 - Nature of Business

American Radio Empire, Inc., a Nevada corporation (the "Company"), was formed in
December 1998. The Company was created to acquire, consolidate and operate small market radio stations in specific geographic regions of the United States of
America. To date, the Company has not begun operations or acquired radio stations. When operations begin the Company will be regulated by the Federal
Communications Commission.

In 2003, the total authorized shares were increased to 50 million. This has been reflected in the stockholder's deficit section of the balance sheet.

Development Stage Company

The Company is a development stage company, as defined in the Financial
Accounting Standards Board Statement of Financial Accounting Standards (SFAS)
No. 7. The Company is devoting substantially all of its present efforts in securing and establishing a new business, and although planned operations have commenced, no revenue has been realized.

Note 2 - Significant Accounting Policies

Basis of accounting

These financial statements are presented on the accrual basis of accounting in accordance with generally accepted accounting principles in the United State of
America whereby revenues are recognized in the period earned and expenses when incurred.

Cash equivalents

For purposes of the statement of cash flows, the Company considers short-term investments, which may be withdrawn at any time without penalty, and restricted cash, which will become available within one year from the date of the financial statements, to be cash equivalents.

Property and equipment

Property and equipment are stated at cost. Depreciation is provided in amounts sufficient to relate the cost of depreciable assets to operations over the estimated lives, principally on an accelerated basis. Leasehold improvements are amortized over the term of the respective leases using the straight-line method.
All other fixed assets are depreciated over a three to seven year period.

Expenditures for maintenance and repairs are charged to expense as incurred.
Major expenditures for additions, replacements and betterments are capitalized.
When assets are sold, retired or fully depreciated, the cost, reduced by the related amount of accumulated depreciation, is removed from the accounts and any resulting gain or loss is recognized as income or expense.

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and

                                       55

liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Accordingly, actual results could differ from those estimates.

Cash balances

Cash is deposited in demand accounts in federally insured domestic institutions to minimize risk. The balances in these accounts may exceed the federally insured limit in the future.

Income taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. In addition, a valuation allowance is established to reduce any deferred tax asset in which the Company is not able to determine on a more likely than not basis that the deferred tax asset will be realized.

Loss per common share

Basic loss per share is based on the weighted effect of common shares issued and outstanding, and is calculated by dividing net loss by the weighted average shares outstanding during the period. Fully diluted loss per share is calculated by dividing net loss by the weighted average number of common shares used in the basic loss per share calculation plus the number of common shares that would be issued assuming exercise or conversion of all potentially dilutive common shares outstanding.

The Company excluded the following items in the computation of fully diluted loss per common share because the effect would be antidilutive:

o Incremental common shares attributable to the exercise of outstanding warrants of 352,000 shares as of June 30, 2004.

o 50,000 potential shares related to the note to a consultant described in
Note 3, which is contingent on the Company becoming a recognized publicly traded company.

o Outstanding convertible notes to purchase approximately 284,000 shares of common stock as of June 30, 2004, as described in Note 3.

Note 3 - Convertible Notes Payable

The Company executed a note in 1998 in exchange for services rendered by a consultant. This note bears interest at 18% and is due on demand. The note has a conversion feature whereby the holder can choose to convert all of the outstanding principal and interest into common stock representing 0.787% of the outstanding stock at the time of conversion. The note holder agreed to accept
50,000 shares of common stock within 60 days of the Company becoming a recognized publicly traded company in full settlement of the note and accrued interest.

During the six months ended June 30, 2004 and the year ended December 31, 2003, the Company executed a series of Promissory Notes (Notes) totaling $89,800 and
$146,200, respectively, with individuals. The terms of these Notes included fixed interest of 12% per year, principal and interest due between February 2004

                                       56

and August 2005 and a mandatory conversion feature contingent upon the Company becoming a recognized publicly traded company. The conversion rate is the lesser of $0.80 per common share or 80% of the average trading value per common share during the first 30 trading days. Each Note holder also received a warrant to purchase additional shares totaling 227,000 shares, pro-rata based on the Notes held, at $1 per share. No value has been assigned to the beneficial conversion or to the warrants at the date of issuance. The warrants expire four years after the initial registration statement.

Note 4 - Note Payable

The Company executed a $9,000 note in 2004 to an individual which bears interest at 12% per year. The principal and interest are due on December 31, 2004.

Note 5 - Commitments and Contingencies

The Company will be subjected to various claims and liabilities in the ordinary course of business. The Company intends to maintain various forms of insurance that the Company's management believes are adequate to reduce the exposure to these risks to an acceptable level.

The Company entered into an agreement in 2003 with a consultant and agreed to issue warrants for the purchase of 125,000 shares of common stock. The warrants are exercisable at 125% of the average trading value per common share during the first 30 trading days. The warrants expire five years after the initial registration statement. The warrants have not been included in the calculation of earnings per share.

        ARE executed an agreement in 2003 to purchase two radio stations. This agreement was contingent on the registration of ARE's common stock and its obtaining additional cash resources. After the execution of the Asset Purchase
Agreement, a dispute arose between ARE and the sellers. ARE believes that the sellers violated the Asset Purchase Agreement by failing to provide necessary information on a timely basis and by failing to cooperate with ARE's efforts to complete the acquisition.

        On May 13, 2004, ARE filed a petition in the District Court of Lampasas
County, Texas, against the sellers. The petition seeks specific performance of the agreement as well as damages for breach of contract and attorneys' fees. The sellers have filed a counterclaim that denies the enforceability of the Asset
Purchase Agreement and requests that the court declare it unenforceable or, in the alternative, determine that ARE fraudulently induced them to sign it.

Note 6 - Other Liabilities

The Company received $5,000 from an individual in 1999 as part of an agreed upon investment. The individual has not fully invested the agreed amount and the
Company intends to either repay the amount with interest or issue stock in settlement of this liability in the future.

Note 7 - Related Party Transactions

An individual who is an officer and shareholder of the Company provides facilities and other operating costs for the Company without reimbursement. That individual has an employment agreement with the Company that requires payment of a salary with a set progression of annual raises, medical insurance and a vehicle for business use in exchange for management services. To date, the
Company has not provided this compensation. This individual has forgone claims to this compensation and therefore it has not been accrued as a liability as of
June 30, 2004 and 2003. In 2003, the Company executed a consulting agreement with this shareholder that provides for payment of consulting fees and reimbursement of expenses. Approximately $68,200 has been paid under this agreement during the six months ended June 30, 2004.

Note 8 - Income Taxes

At June 30, 2004 and 2003, the Company has net operating loss carry forwards of approximately $385,000 and $160,000, respectively, which may be offset against future taxable income. The operating loss carry forward expires between 2019 and
2023. The remaining tax benefit of approximately $131,000 has not been reported in these financial statements because the Company believes that there is at least a 50% chance that the carry forwards will expire unused. Accordingly, the tax benefit has been offset by a valuation allowance of the same amount.

                                       57

Note 9 - Common Stock

During 2003, the Company issued a stock dividend of 3,021,975 shares to its sole shareholder at that time. This transaction has been reflected retroactively to all periods presented in accordance with Statement of Financial Accounting
Standards No. 128, Earnings per Share.

Also during 2003, the Company issued 875,000 shares to two officers and a consultant for services performed during the year. As part of this transaction,
$8,750 has been included in professional fees in these financial statements for the year ended December 31, 2003.

Note 10 - Liquidity and Capital Resources

The Company has experienced operating losses since inception as a result of efforts to acquire capital and use that capital to acquire radio stations. The
Company expects that it will achieve profitability and positive cash flows in the future. The Company's plans in regard to this are to increase revenues by acquiring profitable radio stations and substantially reduce the cost of professional fees and obtain capital through the sale of stock. There can be no assurance that the Company will ever achieve or sustain profitability or positive cash flow from its operations, reduce expenses or sell common stock. To date, the Company has funded its activities primarily through private convertible debt offerings (Note 3).

These factors, among others, raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the ultimate outcome of these matters.

                                       58

                                    Part II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Section 78.7502 of the Nevada Business Corporation Act authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of Section 78.7502 are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

        As permitted by Nevada law, the registrant's Articles of Incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability

        o for acts or omissions that involve intentional misconduct, fraud or a knowing violation of law;

        o the payment of dividends in violation of Section 78.300 of the Nevada
          Business Corporation Act.

        As permitted by Nevada law, the registrant's bylaws provide that

        o the registrant is required to indemnify its directors and officers or former directors and officers or any person who may have served at the registrant's request as a director or officer of another corporation in which the registrant is a shareholder, subject to limited exceptions where indemnification is not permitted by applicable law;

        o the rights conferred in the bylaws are not exclusive.

        At present, there is no pending litigation or proceeding involving a director, officer or employee of the registrant regarding which indemnification is sought, nor is the registrant aware of any threatened litigation that may result in claims for indemnification.

        The registrant intends to obtain directors' and officers' insurance to cover its directors and officers for certain liabilities, including coverage for securities matters.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

                                       59

The estimated expenses in connection with the distribution of the securities being registered, all of which are to be paid by the registrant, are as follows:

Securities and Exchange Commission Registration Fee .............. $    514.72
Printing .........................................................   10,000.00
Legal Fees and Expenses ..........................................   75,000.00
Accounting Fees and Expenses .....................................   10,000.00
Transfer Agent and Registrar Accounting ..........................    2,500.00
Miscellaneous Fees and Expenses ..................................    2,500.00
Total ............................................................ $100,514.72

---------------------------

All amounts other than the registration fee are estimates.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

        The registrant has sold and issued the following securities since January
        1, 1999:

        o On January 15, 1999, the registrant issued 3,025 shares of its common stock to its founder, Dain Schult for $100.00. The registrant believes that this offering was exempt from registration under Section 4(2) of the Securities
          Act and Rule 506 thereunder. The offering was made in a private transaction effected without advertising or general solicitation to a single accredited investor who was provided with all material information regarding the issuer. The offering was not underwritten, and no commission was paid. As a result of a stock dividend on October 1, 2003, these 3,025 shares now represent 3,025,000 shares.

        o On December 1, 2003, the registrant issued 375,000 shares of its common stock to Herb Neu and Harry Hedges, two of its executive officers in exchange for written commitments to provide services to ARE. The offering was made in a private transaction effected without advertising or general solicitation to two accredited investors who were provided with all material information regarding the issuer. The offering was not underwritten, and no commission was paid. The registrant believes that these issuances were exempt from registration under Section 4(2) of the
          Securities Act and Rule 506 thereunder.

        o In December 2003, the registrant issued 500,000 shares of its common stock, together with a warrant to purchase 125,000 shares of its common stock, to
          Cytation in exchange for Cytation's agreement to provide services to ARE.

                                       60

          The registrant believes that these issuances were exempt from registration under Section 4(2) of the Securities Act and Rule 506 thereunder. The offering was made in a private transaction effected without advertising or general solicitation to a single accredited investor who was provided with all material information regarding the issuer. The offering was not underwritten, and no commission was paid.

        o From January 28, 2003 to December 11, 2003, the registrant sold to nine investors a total of $225,000 in principal amount of convertible notes with warrants. The registrant believes that these issuances were exempt from registration under Section 4(2) of the Securities Act and Rule 506 thereunder. The offering was made in private transactions effected without advertising or general solicitation to nine investors, all of whom were accredited or had such knowledge and experience in financial and business matters that they were capable of evaluating the merits and risks of the prospective investment. Each investor was provided with all material information regarding the issuer. The offering was not underwritten, and no commission was paid.

ITEM 27. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Number          Title

3(i).1          Articles of Incorporation*

3(i).2          Certificate of Amendment to the Articles of Incorporation*

3(ii).1         Bylaws *

4.1             Form of Convertible Note *

4.2             Form of Subscription Agreement *

4.3             Form of Warrant Agreement *

5               Opinion of Thomas P. McNamara, P.A.

10.1            Consulting Agreement dated August 1, 2003, between ARE and Cytation
                Corporation *

10.2            Asset Purchase Agreement dated October 24, 2003, between ARE and
                Ronnie Witcher and Debbie Witcher*

                                       61

10.3            Employment Agreement dated December 15, 2000, between ARE and Dain
                Schult*

10.4            Employment Agreement dated December 15, 2000, between ARE and Harry
                Hedges*

10.5            Employment Agreement dated August 16, 2002, between ARE and Herb Neu*

10.6            Amendment to Employment Agreement dated December 15, 2003, between ARE and Harry Hedges*

10.7            Amendment to Employment Agreement dated December 15, 2003, between ARE and Herb Neu*

10.8            Amendment to Employment Agreement dated January 1, 2004 between ARE and Dain L. Schult*

10.9            Lease Agreement dated January 1, 2004 between ARE and Dain L. Schult*

10.10           Amendment dated October 15, 2004 to Consulting Agreement between ARE and
                Cytation Corporation

23.1            Consent of Helin, Donovan, Trubee & Wilkinson, LLP

23.2            Consent of Thomas P. McNamara, P.A. (included in Exhibit 5)

* Previously filed.

ITEM 28. UNDERTAKINGS

        a. The undersigned registrant hereby undertakes:

                (1) To file, during any period in which offers or sales are being made, a post- effective amendment to this registration statement:

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                        (a) To include any prospectus required by Section 10(a)(3) of the
                Securities Act of 1933;

                        (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

                        (c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                (2) That, for the purpose of determining any liability under the
        Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        b. Insofar as indemnification for liabilities arising under the Securities
Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment to the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

        In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Austin,
State of Texas, on November 12, 2004.

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                                       AMERICAN RADIO EMPIRE, INC.

                                       By:/s/ Dain Shult
                                          Dain Schult, President

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Dain Shult                      Chairman, President,      November 12, 2004
Dain Schult                         Principal Executive
                                Financial and Accounting
                                    Officer, Director

/s/ Harry Hedges                    Chief Operating Officer   November 12, 2004
Harry Hedges                        Southwestern Division,
                                Director

/s/ Herb Neu                        Chief Operating Officer   November 12, 2004
Herb Neu                            Southeastern Division,
                                Director